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                                                                    Exhibit 10.1

                                January 1, 1997



Mr. Daniel L. Perl
President and Chief Executive Officer
Life Savings Bank, F.S.B.
Life Financial Corp.
1598 East Highland Avenue
San Bernardino, California 92413


          Re: Terms of Employment

Dear Dan:

     The Boards of Directors of Life Savings Bank (the "Bank") and Life Financial Corp. (the "Company") at meetings of the Board held on October 25, 1996, and December 12, 1996 have agreed, in order to assure continuity of management of the Bank and the Company, to certain terms pursuant to which you will be employed as the President and Chief Executive Officer of both the Bank and the Company from January 1, 1997 through the later of the date of the completion of the initial public offering ("IPO") by the Company and the acquisition by the Company of the Bank (the "Reorganization"). (Such period of time shall be referred to as the Employment Period and the IPO and the Reorganization shall sometimes hereinafter be referred to as the Offering.)

     This letter agreement sets forth the specific terms of your employment during the Employment Period and confirms our understanding of such terms with you.

     1. During the Employment Period you agree that you will serve as the President and Chief Executive Officer of the Bank and the Company and shall render such services to the Bank and the Company as are customarily performed by persons in similar executive positions.

     2. The Bank shall pay to you as salary, $400,000 per year ("Base Salary"), payable on a bi-weekly basis during the Employment Period. Base Salary shall include any amounts of compensation deferred by you under any employee benefit plan maintained by the Bank.

Mr. Daniel L. Perl
January 1, 1997
Page 2

     3. The Bank shall also pay to you as compensation a bonus equal to 8.0% of the average after tax net income in excess of 10.0% return on average equity ("Bonus"). Such Bonus shall be payable no later than March 15 of the year following the Employment Period.

     4. Payment of Base Salary and Bonus as set forth in Numbers 2 and 3 above are dependent upon (i) the Bank maintaining minimum regulatory capital requirements and (ii) no OTS supervisory directive in place regarding the Bank and its operations or the services performed by you.

     5. For purposes of this letter agreement, average equity shall be measured immediately following the completion of audited financial statements for the fiscal year ended December 31, 1997, and will be determined by averaging the equity on the first day of 1997 with the equity at the end of each quarter of 1997; provided, however, that if the Offerings are completed prior to the end of 1997, and you have entered into employment agreements with the Bank and the Company, that portion of the Bonus attributed to the period after execution of said agreements shall be payable by the Bank and the Company pursuant to the terms of said agreements and that portion attributed to the period prior to the execution of said agreements shall be payable by the Bank pursuant to the terms of this letter agreement.

     6. For purposes of this letter agreement, the term "equity" shall include preferred stock, common stock, excess paid in capital and retained earnings.

     7. During the Employment Period, the Bank shall also pay you all other benefits that are provided to all other full-time employees of the Bank and will provide you with employee benefit plans, arrangements and perquisites substantially equivalent to those in which you are participating as of the date of this letter agreement ("Other Benefits").

     8. In addition to Base Salary, Bonus and Other Benefits, the Bank shall pay or reimburse you for all reasonable travel or other expenses incurred by you in the performance of your obligations under this letter agreement.

     9. In the event that you are terminated without cause by the Bank or the Company during the Employment Period, the Bank shall pay you, or in the event of your death following such termination without cause, your beneficiary or beneficiaries, or your estate, as the case may be, an amount not greater than two (2) times Base Salary plus a Bonus of $2.2 million. In the event the Bank is not in compliance with its minimum capital requirements or if such payments pursuant to this subsection
          (b) would cause the Bank's capital to be reduced below its minimum

Mr. Daniel L. Perl
January 1, 1997
Page 3

          regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance. In the event that you are terminated for cause, or in the event of your death prior to termination, no payment shall be made to you, pursuant to this letter, beyond that which has been earned through your date of termination.

     10. For purposes of this letter agreement, "Cause" shall mean termination because of your personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this letter agreement.

     11. In the event that you voluntarily terminate your employment with the Company or the Bank without the written approval of the Boards of Directors of the Company and the Bank, as the case may be, you agree that you will not work for, advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the business of the Company or the Bank for a period of one (1) year following such termination in the continental United States (the "Non-Compete Provision"). In recognition of the irreparable injury to the Company and the Bank in the event of your breach of this Section 11, you agree to pay the Company and the Bank, as liquidated damages, an aggregate sum of $500,000 upon any such breach. Upon payment, such Non-Compete Provision shall no longer be effective.

     12. This letter as it applies to the agreement between the Bank and you hereby incorporates by reference the required provisions for a bank employment agreement as set forth in 12 C.F.R. Section 563.39(b).

     Upon the completion of the Offering, the Company and the Bank, respectively, intend to enter into three (3) year employment agreements with you (the "Company Agreement" and the "Bank Agreement" which hereinafter shall sometimes be referred to as the "Employment Agreements") which will reflect the salary and bonus provisions set forth in this letter which salary and bonus will be prorated between the Bank and the Company depending upon the duties performed for and the obligations to each of the Bank and the Company, respectively and which Base Salary may be increased or decreased by the Boards of the Directors of the Company and the Bank, respectively, based upon their annual reviews of your performance. In addition, the Bank Agreement will provide that at least 90 days prior to the end of the third year of the Agreement and each subsequent year thereafter, if any, the Board of Directors of the Bank will notify you if it intends not to renew the Bank Agreement. In the event that such notice is not provided to you within the aforementioned time frame, the Bank Agreement shall automatically renew for a one year period at the end of the three year period and at the end of each year

Mr. Daniel L. Perl
January 1, 1997
Page 4

thereafter, if any. The Company Agreement will provide for a daily renewal provided, however, that upon the 90th day following notice from the Board of the Company that it does not intend to renew your Agreement, the remaining term of said Agreement shall be three (3) years.

     The Employment Agreements will also provide that, in the event that you are terminated without cause as defined in the Employment Agreements, the Bank and the Company will pay you three (3) times your Base Salary for the preceding fiscal year and two (2) times your Bonus for the preceding fiscal year, prorated as set forth in the Employment Agreements: provided, however, that in the event that such payments, in the opinion of the Board of Directors, would have a material adverse effect on the financial condition or results of operation of the Company or the Bank, the payment of one (1) times Base Salary shall be made in Common Stock of the Company having a fair market value equal to one (1) year's Base Salary in lieu of cash. Notwithstanding the foregoing, in the event that termination without cause occurs in fiscal year 1997, following the completion of the Offering and the execution of the Employment Agreements, you shall be paid an amount equal to two (2) times your Base Salary plus a Bonus of $2.2 million. In the event of your voluntary termination, the Employment Agreements will provide for your Base Salary through the date of termination plus any earned Bonus through that date, which Bonus shall be paid no later than March 15 of the following fiscal year. In the event of your voluntary termination, the Employment Agreements will contain non-compete and liquidated damages provisions similar to those contained in Section 11 herein. Finally, in the event of your death during your term of employment under the Employment Agreements, the Employment Agreements will provide you with Base Salary up to the date of your death and Bonus earned through such date, which Bonus shall be paid no later than March 15 of the following fiscal year. Any payment made by the Bank shall be subject to the compliance provisions of Paragraph 9.

     In addition to the Employment Agreements, and as promptly as possible following the date of this letter agreement, the Bank will purchase an insurance policy on your life in an amount not less than $1,000,000 to be payable to your beneficiary or beneficiaries, or your estate, at your election, in the event of your death during the Employment Period or during the term of the Employment Agreements or any extensions thereof. All premiums on such policy shall be paid by the Bank.

Mr. Daniel L. Perl
January 1, 1997
Page 5

     Please confirm that the foregoing sets forth our agreement by signing and returning one copy to the Board of Directors of the Company and one copy to the Board of Directors of the Bank.

                                    Yours very truly,

                                    Life Financial Corp.


                                    By:  /s/ Ronald G. Skipper
                                         ----------------------------------
                                         Ronald G. Skipper
                                         Chairman of the Board

Executive:                          Life Savings Bank, F.S.B.


/s/ Daniel L. Perl                  By:  /s/ Richard C. Caldwell
---------------------------              ----------------------------------
Daniel L. Perl                           Richard C. Caldwell
                                         Chairman of the Board